                                                                   Exhibit 10.14

                                       October 22, 1993


Phoenix International Life Sciences Inc.

Dear Sirs:

Notwithstanding the terms and conditions of the Offer and Amendment to Lease to ensue and more particularly the Article entitled "Entire Agreement" the following modifications and/or option shall be granted to Tenant upon the terms and conditions therein contained:

(A) Article 50 of the existing Lease executed between the parties hereto on the 28th day of February 1989 shall be modified by the deletion of the last four (4) paragraphs thereof and by the inclusion of the following paragraphs at the end of the said Article:

       "Notwithstanding anything herein contained to the contrary, the present right of first refusal shall not apply to one sale by the Landlord during the first year of the term.

       Furthermore, the present Article shall not apply and there shall be no right of first refusal in the following circumstances:

              i) the offer to purchase or lease from the third party involves the purchase and/or sale and/or lease of one or more other properties of the Landlord; and/or

              ii) there is a sale or purchase or lease of the Property to any of Landlord's affiliates or subsidiaries or related companies or to any existing partners of Landlord; and/or

              iii) there is any transfer/roll-over of the Property for income tax or corporate reorganization purposes.

              iv) the sale of the shares of the company or companies owning the Property."

In the event that any person other than the Landlord acquires the Property under conditions such that the Tenant is not permitted to exercise its right of first refusal (such person being hereinafter referred to as the "Exempt Purchaser") then such person shall be required to enter into an agreement directly with the Tenant in registrable form providing that the exempt Person agrees to abide by the terms of the right of first refusal.

       (B) Provided Tenant pays the Minimum Net Net Rental and all other amounts payable in virtue of the Lease and Amendment to Lease and has fulfilled all the terms and conditions of the Lease and Amendment to Lease, then Tenant shall have a one-time option to purchase the lands and building upon which the Leased Premises are situate (including the Parking Lot as defined in the Offer and Amendment to Lease) (the "Property") at any time after the expiry of the first year of the Term and up to the expiry of the fifth year of the term ("Option to Purchase"), the whole subject to the conditions, hereunder enumerated:

       a) The Tenant shall advise the Landlord in writing four (4) months in advance that it intends to purchase the Property upon the terms and conditions set out hereinbelow on a date specified (the "Closing Date") in default whereof, the present Option to Purchase shall be deemed to be null and void and/or to have expired by lapse of time. It is understood and agreed that the notification for the exercise of the option may be sent by Tenant at the earliest after the expiration of the first four (4) months of the Term of the Amendment to Lease and at the latest, before the expiry of the first four (4) years and eight (8) months of the Term of the Amendment to Loan.

       b)     The purchase price of the Property shall be to product obtained by

              i) multiplying the sum of six million four hundred thousand dollars ($6,400,000.00) by a fraction, the numerator of which is the Consumer Price Index for the City of Montreal, All Items (the "CPI") for the month in which the Closing Date is scheduled and this denominator of which is the CPI for the month of May 1993, and by

              ii) adding thereto the applicable factor based on the Deficiencies described in Schedule "Z" annexed hereto and entitled "Compensation for cash flow deficiency" calculated as follows: the difference, between the Deficiency with respect to the year in which the Closing Date occurs and the Deficiency for the year prior thereto shall be pro-rated based on the applicable month during which the Closing Date occurs and such pro-rata portion shall be added to the Deficiency for the year prior to that in which the Closing Date occurs to after that will be added to the price otherwise determined. By way of example, if the Closing Date occurs after two years and seven months of the term have elapsed then the factor shall equal ($244,431 - $214,723) x 7/12 + $214,723.

       c) In the event the Tenant has so exercised its Option to Purchase in the manner hereinabove described, the Landlord and Tenant shall sign the deed of sale before the notarial firm chosen by Tenant out of three notarial firms designated by Landlord on the Closing Date and Tenant shall assume all notarial costs incurred with respect thereto, such deed of sale to include all terms and conditions herein agreed as well as the usual terms and conditions of a deed of sale, in default whereof the present Option to Purchase shall, at Landlord's sole discretion be deemed to be null and void and/or to have expired by the lapse of time.

Notwithstanding anything heretofore contained, the Option to Purchase shall, at no time be interpreted as restricting the absolute right of Landlord to sell, lease, alienate, transfer or exchange the Property, in whole or in part, at any time to any person, moral or corporate, during the Term of the Lease or extension thereof, provided it has compiled with the of Article 50 of the existing Lease as amended herein and has required the third party acquireror to respect the present Option to Purchase.

The present is conditional upon the signing of the Offer and subsequent Amendment to Lease.

The parties hereby confirm having requested that the present document be drafted in the English language. Les parties certifient avoir exige qua les presentes soient redigees en langue anglaise.

Your truly,

BELCOURT INC.



/s/ Joseph Zunenshine
---------------------------------
Joseph Zunenshine
Director of Leasing                                                     AYD:012


We, the undersigned, acknowledge having read the foregoing letter and accept the terms and conditions contained therein.

SIGNED at __________________________ this day of ________________, 1993.

PHOENIX INTERNATIONAL LIFE SCIENCES INC



Per:
    --------------------------------

                                  SCHEDULE "Z"


                      COMPENSATION FOR CASH FLOW DEFICIENCY

    Year 1:      $ 187,830
    Year 2:      $ 214,723
    Year 3:      $ 244,431
    Year 4:      $ 277,250
    Year 5:      $ 313,506

                             MEMORANDUM OF AGREEMENT

BETWEEN: BELCOURT INC., a body politic and corporate, duly incorporated, having its head office and principal place of business at 7405 Trans Canada Highway, St. Laurent, Quebec, H4T 1Z2, herein acting and represented by JOSEPH ZUNENSHINE and A. YVONNE DAIGLE duly authorized,

AND: LES INVESTISSEMENTS RENARY INC., a body politic and corporate, duly incorporated, having its head office and principal place of business at 7405 Trans Canada Highway, St. Laurent, Quebec, H4T IZ2, herein acting and represented by JOSEPH ZUNENSHINE, duly authorized, (hereinafter jointly the "Landlord")

                                                       PARTY OF THE FIRST PART

AND: PHOENIX INTERNATIONAL LIFE SCIENCES INC., a body politic and corporate, duly incorporated, having a place of business in the district of Montreal, Province of Quebec, herein acting through and represented by its hereunto duly authorized as he declares, (hereinafter the "Tenant")

                                                       PARTY OF THE SECOND PART

     WHEREAS by a lease entered into between the Landlord and the Tenant on the 28th day of February 1989 (hereinafter the "Lease") the Landlord agreed to lease to the Tenant that certain thirty-three thousand three hundred thirty-one (33,331) square feet situated on the ground floor of the building of which the leased premises form part bearing civic number 2330 Cohen, St. Laurent, Quebec and being part of the building erected upon that certain parcel of land more specifically described in Schedule "B" attached hereto and initialed by the parties for identification to form an integral part of the Lease, for a term expiring on the last day of June 2004. The Building is situated upon the land described in the attached Schedule "B";

     WHEREAS by a Memorandum of Agreement entered into on the 1st day of January 1990, the Landlord agreed to lease to the Tenant an additional space situated on the ground floor, of three thousand eight hundred forty-eight (3,848) square feet, bringing the total area of the premises to thirty-seven thousand one hundred and seventy-nine (37,179) square feet (hereinafter the "Original Premises"), for a term expiring on the last day of June 2004:

     WHEREAS Tenant offers to lease from Landlord additional space situated on the ground floor and mezzanine level of the building, having an area of approximately thirty-four thousand four hundred and ninety-six (34,496) square feet (hereinafter the "Additional Premises");

     WHEREAS Landlord accepts to lease to Tenant the aforesaid additional space on the conditions stipulated hereunder and consequently, the total area of the Leased Premises shall be seventy-one thousand six hundred and seventy-five (71,675) square feet which represents the entire building (hereinafter the "Leased Premises"):

     WHEREAS the parties hereto desire to amend the Lease accordingly;

     WHEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1. The preamble hereto shall form part of these presents as though set out at length herein.

2. The Landlord hereby leases to Tenant thirty-four thousand four hundred and ninety-six (34,496) square feet, located on the ground floor and mezzanine level of the building to be constructed as shown outlined in blue on the plan attached hereto as Schedule "A-2" (hereinafter the "Additional Premises") and as a consequence of the leasing of such Additional Space, Tenant will have leased the entire Building as it then stands.

3. The term (hereinafter the "Term") for the Additional Premises shall commence (hereinafter the "Commencement Date") on the first day of May 1993 and terminate (hereinafter the "Termination Date") on the last day of April 2008.

4. During the year through to the expiration of the fifth year of the Term, the Tenant covenants and agrees to pay to the Landlord for the Additional Premises, without deduction, abatement or setoff, an annual minimum net rental of one hundred seventy- two thousand four hundred eighty dollars ($172,480.00) calculated on the basis of five dollars ($5.00) per square foot per annum and payable in advance on the first day of each month in equal consecutive monthly instalments during said period of fourteen thousand three hundred seventy-three at the Landlord dollars ($14,373.00); and

     During the 6th year through to the expiration of the 15th year of the Term, the Tenant covenants and agrees to pay to the Landlord for the Additional Premises, without deduction, abatement or setoff, an annual minimum net net rental of two hundred twenty-nine thousand fifty-three dollars and forty-four cents ($229,053.44) calculated on the basis of six dollars and sixty-four cents ($6.64) per square foot per annum and payable in advance on the first day of each month in equal, consecutive monthly instalments during said period of nineteen thousand eighty-seven dollars and seventy-nine cents ($19,087.79).

5. Tenant shall pay with respect to the Additional Premises all those expenses referred to in Article 9 of the Lease ("Proportionate Expense Rental") except that the parties acknowledge that there is currently no policing or supervision being done by the Landlord and the Tenant will not be charged for any Proportionate Expense Rental with respect to same, it being agreed and understood that the Tenant renounces the right to ask the Landlord for this service. Furthermore, all expenses incurred by the Landlord shall be reasonable. At any time during the term, upon six (6) months prior written notice to the

     Landlord the Tenant shall have the option of assuming the landscaping and gardening or the snow removal or both for the property, and from and after the expiry of the six (6) month period the Tenant shall not be required to pay Landlord for such service or services.

6. The Landlord will effect in the Additional Premises, at its expense, the work outlined in Schedule "C-2" attached hereto, hereinafter "Landlord's Work" with the exception of a maximum of fourteen (14) roof openings for which the Tenant will contribute the sum of forty thousand dollars ($40,000.00) plus applicable taxes at the date of completion of Landlord's Work.

     Should the Tenant require modifications in writing which involve work other than Landlord's Work, the said work shall be deemed extra work and shall be payable by Tenant in accordance with the following provisions:

     In the event Landlord agrees to execute the said extra work, it shall forward Tenant a written estimate indicating the cost of said extra work. Tenant shall have a delay of five (5) days upon receipt of said estimate to confirm, in writing to Landlord, that it wishes Landlord to proceed with the work.

     Tenant shall have the option of having the extra work performed by other parties.

     The Landlord shall perform Landlord's Work in accordance with the state of the art and shall guarantee Landlord's Work for a period of one (1) year from the Completion Date being March 15, 1993. Furthermore and in addition to the foregoing, the Landlord shall warrant that the roof and walls for the building shall be watertight for a period of five (5) years from the Completion Date. Tenant shall ensure that the window caulking is maintained by Tenant during the aforesaid period. This warranty shall not apply to the extent that the leakage is the result of any access, maintenance, use, or abuse, or Tenant's equipment and installations thereof, to which the roof and walls were subjected by Tenant's employees, subcontractors or agents.

7. Tenant will be allowed to place such signage on the exterior of the building as it shall in its sole discretion consider to be advisable provided that it shall comply with all laws and regulations applicable thereto and it shall hold the Landlord harmless and indemnify it against any damages, losses or penalties that the Landlord might suffer or incur as a result of any signage which might be erected by the Tenant. Tenant shall at its sole expense repair any damage or holes left in the Building following removal of their signage at the expiration of the Lease as amended herein.

8. Landlord undertakes to provide to Tenant for the Additional Premises one hundred and one (101) additional exterior parking spaces, in addition to all the one hundred and eleven (111) parking spaces located on the property.

9.   The Lease is amended as follows:

     a.   Article 3 of the Lease is deleted as it no longer applies.

     b.   Article 5 of the Lease is deleted and replaced by the following:

          "The Leased Premises can be used for any purpose permitted by law and the Landlord expressly acknowledges that Tenant intends to perform research and other scientific studies with respect to AIDS and other infectious diseases. The Tenant agrees to hold the Landlord harmless from and against any damages, losses or penalties that the Landlord might suffer or incur as a result of the use to which the Tenant might put the Premises. Furthermore, at the end at the term or the earlier termination of the term the Tenant shall take such measures as shall reasonably satisfy the Landlord that there is no danger or inconvenience to any party as a result of the use to which the Leased Premises have been put. In addition, Tenant agrees to sign and conform to the Hazardous Substances Amendment attached hereto as Schedule "Z".

     c. Article 9 is amended by deleting subsection (iii) thereof and making such other amendments thereto so that Article 9 corresponds to Section 5 hereof. Article 9 is further amended by inserting a provision whereby the Tenant shall be entitled to contest the Real Estate Taxes without the consent of the Landlord provided that it will pay the Real Estate Taxes notwithstanding its contestation and that it informs the Landlord of such contestation.

     d. The second paragraph of Article 11 is hereby amended so that the Tenant shall be required to regularly maintain and repair the heating, ventilating and air conditioning system.

     e. Article 12 is amended by deleting the Landlord's right to cancel the Lease on a sublet or assignment.

     f. Article 13 shall provide that expropriation shall entitle both parties to the maximum compensation permitted by law to each of them for their respective interests and that the lease shall not automatically be cancelled.

     g. Article 14 and Article 20 are amended by changing the interest payable by the Tenant to the prime rate of the Royal Bank of Canada plus four percent (4%).

     h. The first five lines of Article 15 are replaced by "The Tenant shall save the Landlord harmless...".

     i. Article 16 is amended so that the Tenant shall be entitled to remove at the end of the term anything that it installed in the Leased Premises or whose installation was paid for by the Tenant (all of such items being herein expressly referred to as the "Leasehold Improvements") with the exception of the air-conditioning and ventilation units, in addition to any base building, electrical or gas installation (but, specifically including the electrical generator which Tenant shall be entitled to remove) in respect of which Landlord reserves its right to either keep, at its discretion, provided that any damage caused as a result at any such removal is repaired by the Tenant. Tenant shall not in any event be required to remove base Building installations of any type or any floors or walls. It is expressly agreed and understood that during the term all of the Leasehold Improvements shall belong to the Tenant.

     j. The first sentence of the second paragraph of Article 19 is amended so that the Tenant shall not be required to carry out any modifications for which it appeals to the relevant organizations and which those organizations eventually agree are not required. As well any need for the Landlord's consent for the Tenant's alterations and improvements is also deleted provided that the Tenant informs the Landlord of any significant alterations and Improvements and provides the Landlord with as-built drawings on completion where same is appropriate. However, the consent of the Landlord is only required for major structural changes, said consent not being unreasonably withhold.

     k. Article 24 is deleted, the Tenant having the right to make any alterations or Improvements that it desires to the Leased Promises provided that the Tenant informs the Landlord of any significant alterations and Improvements and provides the Landlord with as-built drawings on completion where same is appropriate. However, the consent of the Landlord is only required for major structural changes, said consent not being unreasonably withheld.

     l. Article 26 is amended by inserting in the second line from the bottom of page 26 after "solvents" the words "and other toxic or flammable materials" and by providing that the Tenant shall not be required to obtain an environmental Impairment Insurance policy unless same is required by the Insurer of the Building, by the hypothecary creditor of the Building or by some governmental authority having jurisdiction thereover.

     m. Article 27 is amended so that the Landlord shall not be entitled to re-enter the Leased Promises unless it has attempted and failed to obtain other reasonable insurance for the Building.

     n. Article 29 is amended to delete the Landlord's, right to terminate the Lease.

     o.   Article 35 is amended in accordance with Section 8 hereof.

     p. The sum deposited with the Landlord pursuant to Article 40 shall be applied as indicated therein notwithstanding the extension of the Lease.

     q.   Article 49 is deleted.

     r.   Article 64 is deleted.

     s. Article 68 is amended to provide that the Tenant shall be entitled to all one hundred and eleven (111) parking spaces on the Property and one hundred and one (101) parking spaces as outlined in red on a plan attached hereto as part of Schedule "A".

10. The Tenant Acknowledges that the additional space agreement prepared and sent to the Tenant for the three thousand eight hundred and forty-eight (3,848) square feet of additional space located on the ground floor and forming part of the Original Premises, which commenced on the first day of January, 1990 shall be comprised and executed simultaneously with the present Memorandum of Agreement.

11. The term for the Original Promises shall be extended so that it shall be coterminous with the present Memorandum of Agreement, the minimum rent for such extension namely, the period starting July 1, 2004 and terminating on the Termination Date to be the market rental for similar space of a similar size with similar improvements at the beginning of the calendar year 2004 with a maximum of ten dollars ($10.00) per square foot. If the parties are unable to agree on the market rent, same shall be settled by arbitration. Any arbitration shall be conducted and finally decided prior to the extension of the term for the Original Premises, such that the rental shall be due and payable at the commencement of such extension. A single arbitrator shall be named by the Syndic du Barreau from his list of available arbitrators. Said arbitrator shall render the final decision to any dispute in this matter having taken into account the considerations hereinabove described.

12. Schedules "A-2", "B", "C-2", "Z" and the plan attached hereto and initialed by the parties for identification form part of the Lease.

13. Save and except for the modifications stipulated herein, all the terms and conditions of the Lease shall apply mutatis mutandis to the Additional Premises.

14. It is hereby declared and agreed that these presents and everything herein contained shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, successors and assigns.

15.  These presents shall come into force as of the first day of May 1993.

16. The parties hereto hereby confirm that they have requested that these presents be drawn in English. Les parties aux presentes confirment avoir exigequo les presentes soient redigees en anglais.

     IN WITNESS WHEREOF THE LANDLORD HAS SIGNED IN THE CITY OF ST. LAURENT, PROVINCE OF QUEBEC., ON THIS 9 DAY OF NOVEMBER 1993.

                              BELCOURT INC.


                              Per: /s/ Belcourt Inc. Signature
                                  ----------------------------------------------

                              Per: /s/ Belcourt Inc. Signature
                                  ----------------------------------------------
/s/ Suelyn Li
-----------------------------
Witness

/s/ Linda Fraraccio
-----------------------------
Witness

                              LES INVESTISSEMENTS RENARY INC.

                              Per: /s/ Les Investissements Renary Inc. Signature
                                  ----------------------------------------------
/S/ SUELYN LI
-----------------------------
Witness

/S/ LINDA FRARACCIO
-----------------------------
Witness


     IN WITNESS WHEREOF THE TENANT HAS SIGNED IN THE CITY OF MONTREAL ON THIS 8TH DAY OF NOVEMBER, 1993.


                              PHOENIX INTERNATIONAL LIFE SCIENCES
                              INC.


                              Per: /s/ Heather Savage
                                  ----------------------------------------------
/s/ Blake Glover
-----------------------------
Witness


/s/ Witness
-----------------------------
Witness